Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Hutchison China MediTech Limited of our report dated March 3, 2020 relating to the consolidated financial statements of Nutrition Science Partners Limited, which appears in Hutchison China MediTech Limited’s Annual Report on Form 20-F for the year ended December 31, 2019.

/s/ PricewaterhouseCoopers

Hong Kong

July 30, 2020